UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 30, 2016

AFFINITY GAMING

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-54085	02-0815199
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3755 Breakthrough Way, Suite 300

Las Vegas, Nevada 89135

(Address of Principal Executive Offices, Including Zip Code)

(702)  341-2400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 30, 2016, Affinity Gaming (the “Company”) entered into a First Amendment to Credit Agreement (the “Amendment”) by and among the Company, the Subsidiary Guarantors, and Credit Suisse AG, Cayman Islands Branch (the “Administrative Agent”), as administrative agent for and on behalf of the Lenders and as collateral agent for the Secured Parties.  The Amendment modifies that Credit Agreement, dated as of July 1, 2016, by and among the Company, the Lenders, the Administrative agent and certain financial institutions (the “Existing Credit Agreement” and, after giving effect to the Amendment, the “Amended Credit Agreement”).  Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Amendment.

The Amendment provides for additional Initial Term Loans (the “Additional Loans”), in an aggregate principal amount of $30.0 million, to be made by one or more of the existing Lenders or their assignees in connection with the acquisition (the “Acquisition”) of the capital stock of the Company by affiliates of Z Capital Partners, L.L.C. (“Z Capital” and, together with its affiliates and funds managed or advised by it or its affiliates, the “Sponsors”) and other investors pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 22, 2016, by and among the Company, Z Capital Affinity Owner, LLC, and Affinity Merger Sub, Inc.  Each of the Acquisition and the Merger Agreement are further described in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 23, 2016.

The Additional Loans will be fully funded substantially concurrently with the closing of the Acquisition and the effective date of the Amendment (the “Acquisition Closing Date”), and will automatically be deemed Initial Term Loans and part of the Initial Term Facility on terms and conditions, including rates of interest and maturity dates, identical to the Initial Term Loans currently outstanding.  Further, each of the Additional Loans will be added, on a pro rata basis, to each Borrowing of Initial Term Loans outstanding as of the Acquisition Closing Date and, at the election of the Company, have the same Interest Period as the Borrowing to which such Additional Loan has been added.  The Company intends to use the proceeds from the Additional Loans to pay its obligations under the Merger Agreement and certain related transaction expenses.

The Amendment also modifies the Existing Credit Agreement to reflect (i) the terms and conditions of the Additional Loans, (ii) the pendency and anticipated consummation of the Acquisition, (iii) the anticipated entry of the Company into a Second Lien Term Loan Agreement, and (iv) the anticipated entry of the Company into an Intercreditor Agreement, to be dated as of the Acquisition Closing Date, by and among the Administrative Agent, the Second Lien Agent, the Company and certain other parties.  These modifications include, but are not limited to:

•                  covenants not to exceed a maximum second lien principal amount;

•                  a reduction from $70.0 million to $50.0 million in the unadjusted maximum amount of incremental debt permitted to be incurred by the Company; and

•                  an increase in the maximum management, monitoring, transaction and advisory fees payable in any fiscal year to any of the Sponsors from (a) the greater of 5.0% of Consolidated EBITDA and $4.0 million to (b) the greater of 5.0% of Consolidated EBITDA and $5.0 million.

The effectiveness of the Amendment and of the Amended Credit Agreement are conditioned upon the closing of the Acquisition and, among other customary conditions, the payment of an amendment fee by the Company to the Administrative Agent, for the account of each Lender who executed a Consenting Lender Agreement on or prior to a date agreed to by Z Capital, in an amount equal to 0.20% of the sum of the principal amount of such Lender’s commitments and outstanding loans under the Existing Credit Agreement.

The description of the Amendment and the Amended Credit Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereto is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Description
10.1

First Amendment to Credit Agreement, dated as of September 30, 2016, among the Company, the Subsidiary Guarantors and Credit Suisse AG, Cayman Islands Branch, as administrative agent and as collateral agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2016	AFFINITY GAMING

/s/ Walter Bogumil
Walter Bogumil
SVP, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit
Number	Description
10.1

First Amendment to Credit Agreement, dated as of September 30, 2016, among the Company, the Subsidiary Guarantors and Credit Suisse AG, Cayman Islands Branch, as administrative agent and as collateral agent.